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                                                                    EXHIBIT 99.2

CONTACT: William S. Shropshire, Jr.     Investor Relations:
         Chief Financial Officer         Carolyn Capaccio/Teresa Kollappallil
         Dyersburg Corporation           Press:  Michael McMullan
         704/341-4860                    Morgen-Walke Associates
                                         212/850-5600
FOR IMMEDIATE RELEASE

              DYERSBURG ANNOUNCES NEW $110 MILLION CREDIT FACILITY

         CHARLOTTE, NC, August 24, 1999--Dyersburg Corporation (NYSE: DBG) today announced that the Company and its subsidiaries entered into a three year $110 million credit facility agreement with BankBoston, N.A. and Congress Financial Corporation (Southern).

         The new agreement, which replaces the Company's previous loan agreement, is comprised of a revolving credit facility of up to $84 million, a $26 million term loan and a letter of credit facility. The facility is secured by substantially all of the assets of the Company, excluding leased assets. The monthly interest rate will be a base rate plus applicable margins, initially totaling 8.75% for revolving credit loans and 9.25% for the term loan. Availability under the revolving credit facility is based upon a borrowing base, less any availability reserves established by the lenders. The agreement includes various covenants, including covenants related to minimum cash flows, excess availability and tangible net worth. The Company anticipates that borrowings under the facility will be sufficient to meet the Company's liquidity needs through the end of fiscal 1999.

         Dyersburg is the largest domestic circular knitter and one of the largest manufacturers and marketers of fleece, jersey and stretch knit fabrics. Through its major divisions, Dyersburg Fabrics, Alamac and United Knitting, the Company produces fabrics that are used principally for activewear, bodywear, outerwear and various branded sportswear. Dyersburg also operates a garment packaging business in the Dominican Republic and a partnership with dedicated contractors in Mexico. For more information, please visit the Company's web site at www.Dyersburg.com.

         The press release, and other communications from the Company, may include forward-looking statements subject to various assumptions regarding the Company's operating performance that may not be realized and which are subject to significant known and unknown business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Consequently, such matters should not be regarded as a representation or warranty by the Company that such matters will be realized or are indicative of the Company's financial condition or operating results for future periods. Actual result may differ materially from those contemplated by any forward-looking statement. These forward-looking statements are being made in reliance upon the "safe harbor" provisions of The Private Securities Litigation Reform Act of 1995.
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         The Company's liquidity, capital resources and results of operations are subject to a number of risks and uncertainties including, but not limited to, the following: the ability of the Company to comply with its financing arrangements; risks associated with the Company's use of substantial leverage, restrictions imposed by the terms of the Company's indebtedness; adverse developments with respect to the Company's liquidity or results of operations; the ability of the Company to respond to competitive pressures which may affect the nature and viability of the Company's business strategy; the ability of the Company to develop new products; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods produced by the Company; the seasonal nature of the Company's business; the ability of the Company to predict consumer demand as a whole, as well as demand for specific goods; changes in the cost and availability of raw materials; the cost and availability of labor; governmental regulation and trade policies with foreign nations; and the ability to effect conversions to new technological systems, including becoming Year 2000 compliant.